To:	All Media
Date:	April 24, 2006

Arrow Announces First Quarter Results

Arrow Financial Corporation announced operating results for the quarter ended March 31, 2006.  Net income for the quarter was $4.059 million, or diluted earnings per share of $.39, which compared with the diluted earnings per share amount of $.41 earned in the first quarter of 2005, when net income was $4.430 million.  This represents a 4.9% decrease in earnings per share.  The quarterly cash dividend paid to shareholders in the first quarter of 2006 was $.24, or 7.5% higher than was paid in last year's first quarter.

Thomas L. Hoy, President and CEO stated, "Our operating results for the first quarter were again a reflection of a narrowing of the net interest margin.  A continued increase in our funding costs, a result of policy decisions by the Federal Reserve Bank together with a flattened yield curve, which limits the increases in our long-term portfolio, were attributable.  Arrow's net interest margin was 3.39% for the quarter ended March 31, 2006 as compared with 3.79% in the first quarter of 2005.  Net interest income (tax equivalent) declined 2.4% to $12.124 million for the quarter ended March 31, 2006 from $12.417 million one year earlier."

Other factors influencing the earnings comparison include increases in other (non-interest) income, the provision for loan losses and other (non-interest) expense.  For the quarter ended March 31, 2006, other (non-interest) income rose 13.1% to $3.726 million from $3.294 one year earlier.  This change was led by a 17.7% increase in income from fiduciary and investment management services which rose to $1.303 million from $1.107 million in 2005.  Assets under Trust administration and investment management were $861 million at March 31, 2006, a new record and a 10.5% increase over the $779 million balance one year earlier.  The provision for loan losses increased $41 thousand to $273 thousand as net loan losses were up slightly from the prior year but remained at a very low level.  Other (non-interest expense) was $9.154 million for the first quarter of 2006, up 7.9% from $8.485 million reported in the first quarter of 2005.  The majority of the increase is attributable to the costs of operating three branches, which were acquired from HSBC Bank, NA in the second quarter of 2005.

At March 31, 2006, total assets were $1.506 billion, up $90 million or 6.3%, from $1.416 billion at March 31, 2005.  Total deposits rose $105 million to $1.170 billion from $1.065 billion at March 31, 2005, a 9.8% increase.  Loans outstanding at March 31, 2006 were $997 million, up $98 million or 10.9% from $899 million one year earlier.  Growth in the commercial and commercial real estate category continued to be the most significant, with balances increasing to $263 million at March 31, 2006 from $220 million one year earlier, a 19.3% change.  Indirect consumer loans totaled $340 million, or 8.5% above the $313 million reported at March 31, 2005 but 3.5% below the December 31, 2005 balance of $352 million.  The year-over-year change reflected less aggressive pricing subsidies from the auto manufacturers while the interim change was influenced by seasonality and our decision to price on the higher end of the financing range.  Residential mortgage credit totaled $389 million at March 31, 2006, up 9.3% from $356 million one year earlier. Attractive financing rates available throughout much of 2005 were attributable for this change, although recent increases in prevailing mortgage rates and seasonality resulted in a slight drop in outstandings from the year-end level.

Mr. Hoy further added, "Arrow's asset quality continued to be very high.  Nonperforming assets were $1.346 million at March 31, 2006, down 35.4% from $2.084 million one year earlier.  Nonperforming assets represented a very low .09% of March 31, 2006 period-end assets.  Net loan losses were just .11% (annualized) of average loans outstanding during the 2006 first quarter."

Our 31st office opened January 3, 2006 in Wilton as a branch of the Saratoga National Bank and Trust Company.  Customer response to date has been very good.  We expect to complete the permitting process and begin construction of the third Glens Falls National Bank and Trust Company Plattsburgh office later in the second quarter.  This office will be located in the PARC complex in the southern part of the city. We also expect that our recently chartered Community Development Corporation ("CDC") will soon acquire and begin renovation of its first residential property.  Working in conjunction with local government, the CDC's mission is to promote affordable housing and community development.  The North Country Funds, which are advised by our subsidiary, North Country Investment Advisors, Inc., reached another record period-end high - $162 million.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  Arrow is the parent of the Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust

 Company.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management's beliefs, assumptions, expectations, estimates and projections about the future.  Examples are management’s statements about future economic conditions and anticipated business developments.  These statements are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months
	Ended March 31,
	2006	2005
Income Statement
Interest and Dividend Income	$19,332	$16,867
Interest Expense	7,850	5,063
Net Interest Income	11,482	11,804
Provision for Loan Losses	273	232
Net Interest Income After Provision for Loan Losses	11,209	11,572

Net Gain on Securities Transactions	---	64
Net Gain on Sales of Loans	43	5
Income From Fiduciary Activities	1,303	1,107
Fees for Other Services to Customers	1,804	1,600
Insurance Commissions	422	395
Other Operating Income	154	123
Total Other Income	3,726	3,294

Salaries and Employee Benefits	5,471	5,055
Occupancy Expenses of Premises, Net	805	707
Furniture and Equipment Expense	757	765
Amortization of Intangible Assets	117	20
Other Operating Expense	2,004	1,938
Total Other Expense	9,154	8,485

Income Before Taxes	5,781	6,381
Provision for Income Taxes	1,722	1,951
Net Income	$ 4,059	$ 4,430

Share and Per Share Data [1]
Period End Shares Outstanding	10,344	10,464
Basic Average Shares Outstanding	10,358	10,494
Diluted Average Shares Outstanding	10,508	10,706

Basic Earnings Per Share	$ 0.39	$ 0.42
Diluted Earnings Per Share	0.39	0.41

Cash Dividends	0.24	0.22

Book Value	11.27	11.06
Tangible Book Value [2]	9.59	9.95

Key Earnings Ratios
Return on Average Assets	1.08%	1.29%
Return on Average Equity	14.02	15.24
Net Interest Margin [3]	3.39	3.79

[1] Share and Per Share amounts have been restated for the September 2005 3% stock dividend.
[2] Tangible Book Value excludes intangible assets from total equity.
[3] Net Interest Margin includes a tax equivalent upward adjustment of 18 basis points in 2006 and 19 basis points in 2005.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited

	March 31, 2006		March 31, 2005
		First		First
	Period	Quarter	Period	Quarter
	End	Average	End	Average
Balance Sheet
Cash and Due From Banks	$ 27,177	$ 33,841	$ 34,587	$ 35,292
Federal Funds Sold	5,500	2,733	---	1,578
Securities Available-for-Sale	319,901	332,183	333,756	333,884
Securities Held-to-Maturity	111,010	114,744	113,357	109,963

Loans	996,922	999,560	898,792	882,681
Allowance for Loan Losses	(12,253)	(12,229)	(12,084)	(12,048)
Net Loans	984,669	987,331	886,708	870,633

Premises and Equipment, Net	15,949	15,957	14,905	14,835
Goodwill and Intangible Assets, Net	17,231	17,288	11,682	11,717
Other Assets	24,417	15,733	20,972	18,818
Total Assets	$1,505,584	$1,519,810	$1,415,967	$1,396,720

Demand Deposits	$ 177,747	$ 177,398	$ 164,405	$ 159,903
Nonmaturity Interest-Bearing Deposits	603,710	592,400	602,273	592,258
Time Deposits of $100,000 or More	148,060	153,730	122,805	109,080
Other Time Deposits	240,069	233,807	175,558	174,722
Total Deposits	1,169,586	1,157,335	1,065,041	1,035,963

Short-Term Borrowings	38,619	38,848	71,548	49,216
Federal Home Loan Bank Advances	145,000	167,168	130,000	158,000
Other Long-Term Debt	20,000	20,000	20,000	20,000
Other Liabilities	16,066	19,020	13,605	15,687
Total Liabilities	1,389,271	1,402,371	1,300,194	1,278,866

Common Stock	13,883	13,883	13,479	13,479
Surplus	139,794	139,732	127,902	127,753
Undivided Profits	22,981	22,118	25,447	24,291
Unallocated ESOP Shares	(862)	(869)	(1,182)	(1,186)
Accumulated Other Comprehensive Income	(6,346)	(5,016)	(2,519)	(447)
Treasury Stock	(52,867)	(52,409)	(47,354)	(46,036)
Total Shareholders’ Equity	116,583	117,439	115,773	117,854
Total Liabilities and Shareholders’ Equity	$1,505,854	$1,519,810	$1,415,967	$1,396,720

Assets Under Trust Administration and Investment Management	$860,904		$779,320

Capital Ratios
Leverage Ratio	8.39%		9.07%
Tier 1 Risk-Based Capital Ratio	12.65		14.31
Total Risk-Based Capital Ratio	13.87		15.56

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	March 31,
	2006	2005
Loan Portfolio
Commercial, Financial and Agricultural	$ 86,210	$ 81,126
Real Estate – Commercial	176,370	139,059
Real Estate – Residential	380,378	349,131
Real Estate – Construction	8,594	6,653
Indirect Consumer Loans	339,637	312,942
Other Loans to Individuals	5,733	9,881
Total Loans	$996,922	$898,792

Allowance for Loan Losses, First Quarter
Allowance for Loan Losses, Beginning of Period	$12,241	$12,046

Loans Charged-off	(360)	(247)
Recoveries of Loans Previously Charged-off	99	53
Net Loans Charged-off	(261)	(194)

Provision for Loan Losses	273	232
Allowance for Loan Losses, End of Period	$12,253	$12,084

Nonperforming Assets
Nonaccrual Loans	$1,232	$1,853
Loans Past Due 90 or More Days and Accruing	7	---
Restructured Loans	---	---
Total Nonperforming Loans	1,239	1,853
Repossessed Assets	107	126
Other Real Estate Owned	---	105
Total Nonperforming Assets	$1,346	$2,084

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, First Quarter Annualized	0.11%	0.09%
Provision for Loan Losses to Average Loans, First Quarter Annualized	0.11	0.11
Allowance for Loan Losses to Period-End Loans	1.23	1.34
Allowance for Loan Losses to Nonperforming Loans	988.94	652.13
Nonperforming Loans to Period-End Loans	0.12	0.21
Nonperforming Assets to Period-End Assets	0.09	0.15